Rule 424(b)(2)
                                                    File No. 333-00965


                          PUBLIC STORAGE, INC.


                  Supplement Dated November 5, 1996 to
                    Prospectus Dated March 12, 1996



        The information contained in the Prospectus is supplemented by the following:

        The Company is hereby offering to sell to a director of the Company and an affiliate of such director an aggregate of 43,197 shares of Common Stock for an aggregate cash price of $1,000,010.50 (based on the average closing price of the Common Stock on the New York Stock Exchange for the five trading days ending November 4, 1996).